                                                                       Exhibit S

                               GUARANTEE AGREEMENT

         GUARANTEE AGREEMENT dated as of May 30, 2001 (this "Agreement") between and among Telenor ASA, a company organized and existing under the laws of Norway (the "Guarantor"), OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS", an open joint stock company organized and existing under the laws of the Russian Federation ("VIP"), CLOSED JOINT STOCK COMPANY "VIMPELCOM-REGION", a closed joint stock company organized and existing under the laws of the Russian Federation ("VIP-R"), and ECO TELECOM LIMITED, a company organized and existing under the laws of Gibraltar ("Eco Telecom" and, together with VIP and VIP-R, individually, each, a "Beneficiary" and, collectively, the "Beneficiaries").


                               W I T N E S S E T H

         WHEREAS, (a) Telenor East Invest AS, a company organized and existing under the laws of Norway ("Telenor East Invest"), Eco Telecom and VIP are parties to the Primary Agreement dated as of the date hereof (the "VIP Primary Agreement") pursuant to which each of Telenor East Invest and Eco Telecom has agreed to purchase certain shares of voting capital stock in VIP, (b) Telenor East Invest and Eco Telecom are parties to the Shareholders Agreement dated as of the date hereof (the "VIP Shareholders Agreement") and (c) Telenor East Invest, Eco Telecom and VIP are parties to the Registration Rights Agreement dated as of the date hereof (the "VIP Registration Rights Agreement", and, together with the VIP Primary Agreement and the VIP Shareholders Agreement, collectively, the "VIP Agreements") pursuant to which VIP has agreed to grant each of Telenor East Invest and Eco Telecom certain registration rights with respect to their ownership of shares of common stock in VIP;

         WHEREAS, Telenor East Invest, Eco Telecom, VIP and VIP-R are parties to
(a) the Primary Agreement dated as of the date hereof (the "VIP-R Primary Agreement") pursuant to which each of Telenor East Invest, VIP and Eco Telecom has agreed, or has the right, to subscribe for and purchase shares of voting capital stock in VIP-R, (b) the Shareholders Agreement dated as of the date hereof (the "VIP-R Shareholders Agreement") and (c) the Registration Rights Agreement dated as of the date hereof (the "VIP-R Registration Rights Agreement", and, together with the VIP-R Primary Agreement and the VIP-R Shareholders Agreement, collectively, the "VIP-R Agreements") pursuant to which VIP-R has agreed to grant each of Telenor East Invest, Eco Telecom and VIP certain registration rights with respect to their ownership of shares of common stock in VIP-R (the VIP Agreements and the VIP-R Agreements are referred to herein, collectively, as the "Transaction Agreements");

         WHEREAS, Telenor East Invest is an indirect wholly-owned subsidiary of the Guarantor; and

         WHEREAS, to induce each of VIP, VIP-R and Eco Telecom to enter into and perform their obligations under the Transaction Agreements to which each is a party, the Guarantor has agreed to enter into and perform its obligations under this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

         Unless otherwise defined herein, terms defined in the VIP Primary Agreement are used herein as therein defined, and the rules of interpretation set forth in Section 1.02 thereof shall apply to this Agreement, as if set forth in full herein, mutatis mutandis.


                                   ARTICLE II
                                    GUARANTEE

         2.1. The Guarantor hereby guarantees to VIP, Eco Telecom and VIP-R, as the case may be, (a) the full payment of that portion of the Purchase Price as is specified opposite Telenor East Invest's name in Schedule 2.02 to the VIP Primary Agreement (as amended) when and to the extent such amount becomes due and payable by Telenor East Invest pursuant to the VIP Primary Agreement (the "Funding Obligations") and (b) the due, complete and timely performance and/or fulfillment by Telenor East Invest of each and every obligation of Telenor East Invest under each of the Transaction Agreements (all such obligations, together with the Funding Obligations, are collectively referred to herein as the "Obligations").

         2.2. It is understood and agreed that, subject to Sections 2.3 and 2.5 below, nothing herein shall require the Guarantor to make any payment or perform, or cause to be performed, any obligation under circumstances in which Telenor East Invest would not be required, pursuant to the terms of the relevant Transaction Agreement, to perform such obligation or make such payment by reason of a breach or misrepresentation by any other party to the relevant Transaction Agreement or the failure of any condition to such performance or payment to be satisfied. It is also understood and agreed that such guarantee is a continuing guarantee and that, subject to the preceding sentence, the Obligations are and shall be absolute under any and all circumstances.

         2.3. The Guarantor hereby agrees that its liability hereunder shall be unaffected by (a) any amendment or modification of any provision of any Transaction Agreement unless such amendment or modification increases the amount of the Guarantor's liability hereunder or such amendment or modification is executed by the Guarantor, (b) any extension of time for performance required thereby, (c) except as expressly provided herein, the release of, or unenforceability against, Telenor East Invest or any other Person from performance or observance of any of the Obligations by operation of law or otherwise (other than by payment or performance, to the full extent required thereby), whether made with or without notice to the Guarantor, or (d) any bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, receivership or trusteeship affecting Telenor East Invest or any other Person, or any of their respective successors or assigns, whether or not any notice thereof is given to the Guarantor.

         2.4. The Guarantor hereby waives any and all legal requirements that any Beneficiary shall commence any arbitration or institute any action or proceedings at law or in equity against Telenor East Invest or any other Person, or exhaust its remedies against Telenor East Invest or any other Person, in respect of any of the Transaction Agreements, as a condition precedent to bringing an action against the Guarantor under this Agreement. It is understood and agreed that the guarantee set forth in this Section 2 insofar as it relates to an obligation to pay money is a guarantee of payment, and not of collection.

         2.5. The Obligations shall be deemed not to have been paid, observed or performed, and the Guarantor's obligations in respect thereof shall continue and not be discharged, to the extent that any payment, observance or performance thereof by Telenor East Invest is recovered from or paid over by or for the account of any Beneficiary for any reason, including as a preference or fraudulent transfer or by virtue of any subordination (whether present or future or contractual or otherwise) of the Obligations, whether such recovery or payment over is effected by any judgment, decree or order of any court or governmental agency, by any plan of reorganization or by settlement or compromise by any Beneficiary (provided that the Guarantor has given its consent, which it shall not unreasonably withhold or delay, to any such settlement or compromise) of any claim for any such recovery or payment over. The Guarantor hereby expressly agrees that it shall be liable hereunder with respect to any Obligation whenever such a recovery or payment over thereof occurs.

         2.6. The Guarantor hereby waives notice of acceptance of this Agreement by any Beneficiary and of presentment for payment, demand, protest, notice of demand, of protest and of dishonor, notices of default and of nonpayment and all other notices and demands of every kind and description now or hereafter provided by any statute or rule of law.

         2.7. The Guarantor hereby waives any right or claim of right to cause a marshaling of Telenor East Invest's or any other Person's assets or to cause any Beneficiary to proceed against any security for the Obligations before proceeding against the Guarantor.


                                   ARTICLE III
                                CERTAIN COVENANTS

         3.1 Without prejudice to the generality of Article II, the Guarantor hereby agrees:

         (a) to cause Telenor East Invest, and any other Controlled Affiliate of the Guarantor which is a successor to or permitted assign of all or any part of Telenor East Invest's obligations under the VIP Primary Agreement, the VIP Registration Rights Agreement, the VIP Shareholders Agreement and/or the VIP-R Shareholders Agreement, to perform and comply with Telenor East Invest's and such other Controlled Affiliate's respective obligations under Article II (Transfers), Section 5.02 (Non-Compete) and Section 5.03 (Debt Acquisition) of the VIP Registration Rights Agreement, Article III (Transfers) of the VIP Shareholders Agreement and/or Article IV (Transfers of Securities), Section 5.03 (Debt Acquisition) and Section 6.02 (Non-Compete) of the VIP-R Shareholders Agreement, as the case may be, provided that this Article

III(a) shall not release Telenor East Invest or any such other Controlled Affiliate from any of their respective obligations thereunder;

         (b) not to take or permit any of its Controlled Affiliates to take any action which would be prohibited by any such Section or Article if the Guarantor or any such Controlled Affiliate were an original signatory to any such Agreement as a "Purchaser" or a "Shareholder", in each case to the extent provided therein; and

         (c) to comply with, and cause each of its Controlled Affiliates to comply with, the obligations of Telenor East Invest under any such Section or Article as if such Guarantor or any such Controlled Affiliate were an original signatory to such Agreement in place of Telenor East Invest, in each case to the extent provided therein.


                                   ARTICLE IV
                                      TERM

         4.1. This Agreement and the Guarantor's obligations hereunder shall take effect on the date hereof and remain in effect until the date which is one year after the date on which all of the Transaction Agreements are terminated; provided, however, that if Telenor East Invest has not exercised its option to purchase any shares of common stock of VIP-R pursuant to the VIP-R Primary Agreement on or prior to the Third Closing (as such term is defined in the VIP-R Primary Agreement), the Guarantor's obligations hereunder with respect to the VIP-R Agreements shall terminate immediately.


                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

         5.1. The Guarantor hereby represents and warrants to each Beneficiary as follows:

         (a) Organization. The Guarantor is a company duly organized, validly existing and in good standing under the laws of Norway.

         (b) Capacity and Authority. The Guarantor has all requisite corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Guarantor of this Agreement, and the performance by the Guarantor of its obligations hereunder, have been duly authorized by the Guarantor, and no other corporate or other action on the part of the Guarantor is required. This Agreement has been duly executed and delivered by the Guarantor and constitutes the valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect, affecting the enforcement of creditors' rights generally.

         (c) Validity of Agreement. The execution, delivery and performance of this Agreement by the Guarantor does not and will not (i) conflict with, or result in a breach of any provision of, the Guarantor's charter or other constitutive documents, or
(ii) conflict with, result in a breach of any provision of, or constitute a default under, any agreement or instrument by which the Guarantor or any of its assets or properties is bound, or (iii) conflict with, or result in a breach or violation of any law, regulation, decree or order by which the Guarantor or any of its assets or properties is bound, or (iv) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative, regulatory or judicial authority; except, in the case of clauses (ii), (iii) and (iv) above, where such conflicts, breaches, defaults or violations or such failure to obtain or make any such authorizations, consents, orders, permits, approvals, notices, filings, registrations or qualifications would not have a material adverse effect on the Guarantor or the ability of the Guarantor to perform its obligations hereunder.

         (d) Legal Proceedings. There are no actions, suits, proceedings or arbitrations pending or, to the knowledge of the Guarantor, threatened, against the Guarantor or any of its assets or properties that could reasonably be expected to result in the issuance of any writ, judgment, decree, injunction or similar order of any governmental or regulatory authority restraining, enjoining or otherwise prohibiting or making illegal the execution, delivery or performance by the Guarantor of this Agreement.


                                   ARTICLE VI
                    LIMITED RECOURSE FOR CERTAIN OBLIGATIONS

         6.1 Each of the parties to this Agreement acknowledges and agrees that the maximum amount payable by the Guarantor in respect of all claims under this Agreement by all Beneficiaries shall be limited (i) in respect of the Funding Obligations, to an amount equal to that portion of the Purchase Price as is specified opposite Telenor East Invest's name in Schedule 2.02 to the VIP Primary Agreement (as amended) and (ii) in respect of all other obligations hereunder, to an aggregate of One Hundred and Sixty Million U.S. Dollars (US$160,000,000), less any amounts up to US$160,000,000 paid by Telenor East Invest in damages or as the result of a settlement of any claim arising from any failure to duly, completely and timely perform and/or fulfill any obligation under any of the Transaction Agreements, and that the Beneficiaries will have no further recourse to the Guarantor hereunder.


                                   ARTICLE VII
                            MISCELLANEOUS PROVISIONS

         7.1. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by courier to the parties at the following addresses or facsimile numbers:

         If to the Guarantor, to:

                  Telenor ASA
                  Universitetsgaten 2
                  N-0130 Oslo
                  Norway
                  Attention:  Henrik Torgersen

                  Facsimile No.: +47 22 77 91 59

                  with a copy to:

                  Advokatene i Telenor
                  Universitetsgaten 2
                  N-0130 Oslo
                  Norway
                  Attention:  Bjorn Hogstad

                  Facsimile No.:  +47 22 11 44 61


         If to VIP, to:

                  OAO "Vimpel-Communications"
                  10 Ulitsa 8-Marta
                  Building 14
                  125083 Moscow
                  Russian Federation
                  Attention:    Chief Executive Officer

                  Facsimile No.:  +7 095 755 3682

                  with a copy to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  7 Gasheka Street, Ducat Place II
                  123056 Moscow
                  Russian Federation
                  Attention:  Melissa J. Schwartz

                  Facsimile No.:  +7 095 974 2412

         If to VIP-R, to:

                  ZAO "VimpelCom-Region"
                  10 Ulitsa 8-Marta
                  Building 14
                  125083 Moscow
                  Russian Federation
                  Attention:    General Counsel

                  Facsimile No.:  +7 095 755 3682

                  with a copy to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  7 Gasheka Street, Ducat Place II
                  123056 Moscow
                  Russian Federation
                  Attention:  Melissa J. Schwartz

                  Facsimile No.:  +7 095 974 2412

                  and a copy to:

                  Herbert Smith CIS Legal Services
                  24, Korobeinikov Pereulok,
                  119034 Moscow
                  Russian Federation
                  Attention:  Vladimir Afonkin

                  Facsimile No.:  +7 095 363 6501

         If to Eco Telecom, to:

                  21, Novy Arbat
                  121019 Moscow
                  Russian Federation
                  Attention:  Stanislav Shekshnya

                  Facsimile No.: +7095 202 8364
                  with a copy to:

                  OOO Alfa-Eco
                  21, Novy Arbat
                  121019 Moscow
                  Russian Federation
                  Attention:  Stanislav Shekshnya

                  Facsimile No.:  +7 095 201 5914

                  and a copy to:

                  Herbert Smith CIS Legal Services
                  24, Korobeinikov Pereulok
                  119034 Moscow
                  Russian Federation
                  Attention:  Vladimir Afonkin

                  Facsimile No.: +7 095 363 6501


All such notices, requests and other communications will (a) if delivered personally against receipt to the address as provided in this Section 7.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 7.1, be deemed given upon receipt, and (c) if delivered by courier in the manner described above to the address as provided in this Section 7.1, be deemed given upon confirmed receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 7.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

         7.2. Entire Agreement. This Agreement, together with the Transaction Agreements, supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contains the sole and entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof.

         7.3. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

         7.4. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

         7.5. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person.

         7.6. No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned or transferred by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

         7.7. Headings. The headings contained in this Agreement are for convenience of reference only, and do not form a part hereof and in no way interpret or construe the provisions hereof.

         7.8. No Joint Venture. Nothing contained herein shall be construed to constitute a joint venture or an agency or partnership relationship among any of the parties hereto.

         7.9. Arbitration; Consent to Jurisdiction; Service of Process; Waiver of Sovereign Immunity.

         (a) Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration by a panel of three (3) arbitrators under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the "UNCITRAL Rules") in accordance with the following terms and conditions:

         (i) In the event of any conflict between the UNCITRAL Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

         (ii) The place of the arbitration shall be Geneva, Switzerland.

         (iii) Where there is only one claimant party and one respondent party, each shall appoint one arbitrator in accordance with the UNCITRAL Rules, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the UNCITRAL Rules within thirty (30) days from the appointment of the second arbitrator. In the event of an inability to agree on a third arbitrator, the appointing authority shall be the International Court of Arbitration of the International Chamber of Commerce, acting in accordance with such rules as it may adopt for this purpose. Where there is more than one claimant party, or more than one respondent party, all claimants and/or all respondents shall attempt to agree on their respective appointment(s). In the event that all claimants and all respondents cannot agree upon their respective appointments(s) within thirty (30) Business Days of the date of the notice of arbitration, all appointments shall be made by the International Court of Arbitration of the International Chamber of Commerce.

         (iv) The English language shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration.

         (v) The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each party hereto retains the right to seek interim, provisional or conservatory measures from judicial authorities and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

         (vi) The award of the arbitrators shall be final and binding on the parties to this Agreement.

         (vii) The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any competent jurisdiction.

         (b) Except for arbitration proceedings pursuant to Section 7.9(a), no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the parties to this Agreement in connection with any matter arising out of or in connection with this Agreement.

         (c) Each party hereto irrevocably appoints CT Corporation System, located on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, USA, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any judicial action, suit or proceeding permitted by Section 7.9(b), with the same effect as if such party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the party effecting such service shall also deliver a copy thereof on the date of such service to the other parties by facsimile as specified in Section 7.1. Each party to this Agreement will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected party will appoint a successor agent and attorney in New York reasonably satisfactory to each other party, with like powers. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, in connection with any such action, suit or proceeding, and agrees that any such action, suit or proceeding may be brought in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 7.9 and shall not be deemed to be a general submission to the jurisdiction of said courts of or in the State of New York other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction in a manner not inconsistent with Section 7.9(b).

         (d) Each of the Guarantor and Beneficiaries hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and each of the other Principal Agreements to which it is a party and in performing its obligations hereunder and thereunder, and each of the Guarantor and Beneficiaries hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement or any of the Principal Agreements and any other document or instrument contemplated hereby or thereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.

         7.10. Invalid Provisions. If any provision in this Agreement or any other document executed in connection herewith is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (i) any other provision of this Agreement or any such other document in such jurisdiction or (ii) such provision or any other provision of this Agreement or any such other document in any other jurisdiction.

         7.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

         7.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which constitute one and the same instrument

         7.13. Expenses. Each party shall pay its own expenses and costs incidental to its negotiation, execution, delivery and performance of this Agreement.


         [Remainder of Page Intentionally Blank; Signature Pages Follow]

                  IN WITNESS WHEREOF, this Guarantee Agreement has been duly executed and delivered by each party hereto as of the day and year first above written.

                                The Guarantor:

                                TELENOR ASA


                                By /s/ Tron Ostby
                                   ---------------------------
                                   Name: Tron Ostby
                                   Title: Attorney-in-Fact


                                The Beneficiaries:


                                OPEN JOINT-STOCK COMPANY
                                "VIMPEL-COMMUNICATIONS"


                                By /s/ Dmitri B. Zimin
                                   ----------------------------
                                   Name: Dmitri B. Zimin
                                   Title: President

                                By /s/ Vladimir M. Bychenkov
                                   ----------------------------
                                   Name: Vladimir M. Bychenkov
                                   Title: Chief Accountant


                                CLOSED JOINT-STOCK COMPANY
                                "VIMPELCOM-REGION"


                                By /s/ Maurice Worsfold
                                   -----------------------------
                                   Name: Maurice Worsfold
                                   Title: Attorney-in-Fact

                                By /s/ Galina V. Nesterova
                                   -----------------------------
                                   Name: Galina V. Nesterova
                                   Title: Chief Accountant

                                ECO TELECOM LIMITED


                                By /s/ Serge Barychkov
                                   -----------------------------
                                   Name: Serge Barychkov
                                   Title: Attorney-in-Fact